Exhibit 99.1

PHH Corporation Announces Expiration and Final Settlement of its Tender Offers and Consent Solicitations

MOUNT LAUREL, N.J.—July 18, 2017—PHH Corporation (NYSE: PHH) (“PHH” or the “Company”) today announced the expiration and final settlement of its previously announced cash tender offers (the “Offers”) and consent solicitations (the “Consent Solicitations”), with respect to any and all of its outstanding 7.375% Senior Notes Due 2019 (the “2019 Notes”) and 6.375% Senior Notes Due 2021 (the “2021 Notes” and, together with the 2019 Notes, the “Notes”).

The Offers and the Consent Solicitations are described in and were made pursuant to the terms and conditions set forth in the offer to purchase and consent solicitation statement dated June 19, 2017 (the “Offer to Purchase and Consent Solicitation Statement”). Capitalized terms used in this release and not defined herein have the meanings given them in the Offer to Purchase and Consent Solicitation Statement.

The Offers and Consent Solicitations expired at 11:59 p.m., New York City time, on July 17, 2017 (the “Expiration Date”). The Company has been advised by the tender agent that as of the Expiration Date, a total of (i) $177,479,000 aggregate principal amount of the 2019 Notes had been validly tendered and not withdrawn, which represented approximately 64.54% of the outstanding aggregate principal amount of the 2019 Notes, and (ii) $318,457,000 aggregate principal amount of the 2021 Notes had been validly tendered and not withdrawn, which represented approximately 93.66% of the outstanding aggregate principal amount of the 2021 Notes. These aggregate amounts include $25,000 additional 2019 Notes and $50,000 additional 2021 Notes validly tendered since the Early Tender Deadline. Following the completion of the Offers and Consent Solicitations, $97,521,000 principal amount of the 2019 Notes, and $21,543,000 principal amount of the 2021 Notes, are expected to remain outstanding.

The Company had previously announced the results of its Offers and Consent Solicitations as of 5:00 p.m., New York City time, on June 30, 2017 (the “Early Tender Deadline”). As previously announced, the Company received the requisite consents to the Proposed Actions (as defined in the Offer to Purchase and Consent Solicitation Statement), and entered into the Supplemental Indentures (as defined in the Offer to Purchase and Consent Solicitation Statement), dated as of July 3, 2017, to effect such Proposed Actions, which eliminate or modify substantially all of the restrictive covenants as well as certain events of default and other provisions contained in each of the indentures governing the Notes, give effect to the consent to the Sales (as defined in the Offer to Purchase and Consent Solicitation Statement) and waive any potential default that may occur resulting from the Sales.

Holders of the additional 2019 Notes who validly tendered their 2019 Notes after the Early Tender Deadline and on or prior to the Expiration Date will receive $1,070.00 per $1,000 principal amount of the 2019 Notes validly tendered, plus any accrued and unpaid interest from the most recent interest payment date for the 2019 Notes to, but not including, July 18, 2017. Holders of the additional 2021 Notes who validly tendered their 2021 Notes after the Early Tender Deadline and on or prior to the Expiration Date will receive $1,001.88 per $1,000 principal amount of the 2021 Notes validly tendered, plus any accrued and unpaid interest from the most recent interest payment date for the 2021 Notes to, but not including, July 18, 2017. The final settlement date on which the Company will make payment for the additional 2019 Notes and 2021 Notes tendered since the Early Tender Deadline is the date hereof.

Citigroup Global Markets Inc. (“Citigroup”) and Credit Suisse Securities (USA) LLC (“Credit Suisse”) acted as the Dealer Managers in connection with the Offers and the Consent Solicitations. The information agent and tender agent for the Offers and the Consent Solicitations was Global Bondholder Services Corporation.

This press release does not constitute a Consent Solicitation and shall not be deemed a solicitation of consents with respect to any other securities of the Company.

About PHH Corporation

Headquartered in Mount Laurel, New Jersey, PHH Corporation is a leading provider of end-to-end mortgage solutions through its subsidiary, PHH Mortgage. Its outsourcing model and proven expertise, combined with a strong commitment to operational excellence and customer service, has enabled PHH Mortgage to become one of the largest non-bank originators, servicers and subservicers of residential mortgages in the United States. PHH Mortgage currently provides mortgage solutions for the real estate market and financial institutions, and offers home financing directly to consumers. For additional information, please visit www.phh.com.

Forward-Looking Statements

Certain statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Generally, forward looking-statements are not based on historical facts but instead represent only our current beliefs regarding future events. All forward-looking statements are, by their nature, subject to risks, uncertainties and other factors that could cause actual results, performance or achievements to differ materially from those expressed or implied in such forward-looking statements. Investors are cautioned not to place undue reliance on these forward-looking statements. Such statements may be identified by words such as “expects,” “anticipates,” “intends,” “projects,” “estimates,” “plans,” “may increase,” “may fluctuate” and similar expressions or future or conditional verbs such as “will,” “should,” “would,” “may” and “could.”

You should understand that forward-looking statements are not guarantees of performance or results and are preliminary in nature. You should consider the areas of risk described under the heading “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in our periodic reports filed with the SEC, including our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, in connection with any forward-looking statements that may be made by us or our businesses generally. Such periodic reports are available in the “Investors” section of our website at http://www.phh.com and are also available at http://www.sec.gov. Except for our ongoing obligations to disclose material information under the federal securities laws, applicable stock exchange listing standards and unless otherwise required by law, we undertake no obligation to release publicly any updates or revisions to any forward-looking statements or to report the occurrence or non-occurrence of anticipated or unanticipated events.

PHH Corporation
Investors
Hugo Arias, (856) 917-0108
hugo.arias@phh.com
or
Media
Dico Akseraylian, (856) 917-0066
dico.akseraylian@phh.com